$80M on 20 paintings: update

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M
AVAILABLE NOW
TOP 100 ARTIST GLOBALLY
JULIE
MEHRETU
INVEST NOW

SCARCITY + DEMAND = TOP 100 ARTIST MARKET

20 Paintings Sold. ~$80M in Revenue.

Julie Mehretu has sold just 20 paintings over the past decade, including our recent offering. Those 20 works brought down ~$80M in total with fees, helping Mehretu land among ArtPrice's Top 100 Bestsellers.


CHRISTIE'S
USD 2,800,000
EUR 2,498,720
GBP 2,106,720
CHF 2,340,800
JPY 411,298,720
HKD 21,750,960
CNY 20,000,400
2021
CHRISTIE'S
JULIE
MEHRETU
Kabul

MAJOR STYLE, COMPELLING PRICE

Rare Artist ~$1M Below Comparables

Architectural paintings like these go for $4M+ in Mehretu's market recently. Ours is available for $3.3M now, below recent market values for similar works.



Blue Magic (2007)

Sale Price

$4.19M



Fever Graph (Algorith for Serendipity (2013)

Sale Price

$4.89M


Opportunity

Available Now

Kabul (2013)

Offering Size

$3.33M

INVEST NOW

Offering Circular Below

MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.